Exhibit 99.1

Issuer Direct Strengthens its Market Position by Acquiring Interwest Transfer

Acquisition will immediately be Accretive and Expand the Company’s Customer base by 300 Plus

MORRISVILLE, NC / ACCESSWIRE / October 3, 2017 / Issuer Direct Corporation (NYSE MKT: ISDR) (the “Company” or “Issuer Direct”), an industry-leading communications and compliance company, today announced the acquisition of Interwest Transfer Company (“ITC”), a privately held, Salt Lake City Utah-based firm specializing in stock registrar & transfer agency services for the last 56 years.

Issuer Direct’s strategic acquisition of ITC is intended to bolster the Company’s transfer agent business, a business where it has found customer retention to be the longest. The trend over the past couple years has shown that Issuer Direct’s stock transfer customers have had higher average revenues per customer values and consume more platforms and services than other customers. By adding the transfer agency customer base of ITC, the Company significantly bolsters its platform potential by providing the ITC customer base the opportunity to utilize a single-sourced, consolidated disclosure and communication offering for disseminating regulatory and other business information to shareholders and the markets. For the past year, both companies have collaborated under a strategic partnership, whereby Issuer Direct provided Annual Meeting & Proxy management services to select ITC customers.

ITC will initially operate as a separate, wholly-owned entity of Issuer Direct. However, ITC customers will have the ability to immediately take advantage of Issuer Direct’s platform offerings designed specifically for mid and lower market cap corporate issuers. The acquisition makes Issuer Direct one of the top 10 stock transfer agencies in North America and is strategically aligned with the Company’s objective to increase its customer base.

"We have known the team at Interwest for several years, and value their passion for having a customer first commitment to each and every customer they serve. We plan to retain certain key employees of ITC, and we look forward to having their talent be a part of the family here at Issuer Direct,” said Brian R. Balbirnie, Chief Executive Officer of Issuer Direct.

“This transaction is projected to increase our overall annual revenues by more than 10% and more than double our core transfer business on a stand-alone basis. With the increase in customers, we expect to leverage off this acquisition and continue our long-term strategy, which has been to follow the shareholder, provide deep analytics to our customers, and use our platform to illuminate, analyze and engage audiences globally."

The purchase price consisted of $1.935 million in cash and 25,235 shares of common stock paid at closing and $960,000 to be paid equally in cash over three years.

About Interwest Stock Transfer

Interwest Stock Transfer made its first transfer in 1961, 56 years of prompt and efficient service to our companies and the brokerage community. They are a fully bonded agency, registered with the Securities and Exchange Commission, and a part of the DTC (Fast) Fast Automated Securities Transfer System. Interwest is also a member of the Stock Transfer Association (STA). Headquartered in Salt Lake City, Utah.

About Issuer Direct Corporation

Issuer Direct® is an industry-leading communications and compliance company focusing on the needs of corporate issuers. Issuer Direct's principal platform, Platform id., empowers users by thoughtfully integrating the most relevant tools, technologies, and services, thus eliminating the complexity associated with producing and distributing financial and business communications. Headquartered in RTP, NC, Issuer Direct serves more than 2,000 public and private companies in more than 18 countries. For more information, please visit www.issuerdirect.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Issuer Direct’s acquisition of ITC including, without limitation, the potential of providing Issuer Direct’s platform services to ITC’s customers, Issuer’s Direct’s expectation regarding increased annual revenues and the core transfer business and Issuer Direct’s expectation the ITC acquisition will continue its long-term strategy. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company's results could differ materially from the results expressed or implied by the forward-looking statements the Company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies, including; the loss of significant ITC’s customers; our ability to obtain new customers; our ability to integrate the assets and personnel from the ITC acquisition; our ability to sell our platform offering to ITC’s customer; general economic conditions; and changes in the competitive dynamics in the market for communication and compliance services and products.

Further information on these and other factors that could affect the Company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the Company's most recent Form 10-K filed with the SEC. These documents are available on the SEC Filings section of the Investor Relation section of the Company's website at https://www.issuerdirect.com. All information provided in this release is available as of October 2, 2017, and Issuer Direct undertakes no duty to update this information.

Contact:
Brian R. Balbirnie
Issuer Direct Corporation
919-481-4000
brian.balbirnie@issuerdirect.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

SOURCE: Issuer Direct Corporation